Exhibit 5

Opinion of John J. DiRocco, Esq.

March 1, 2011

Sunoco, Inc.

1818 Market Street

Suite 1500

Philadelphia, PA 19103

Attention:

Re:	Registration on SEC Form S-8, of Sunoco, Inc. Common Stock for issuance under the Sunoco, Inc. Long-Term Performance Enhancement Plan III

Ladies and Gentlemen:

I am the Assistant General Counsel of Sunoco, Inc. (the “Company”), a Pennsylvania corporation. This opinion is being delivered in connection with the filing of a registration statement on Form S-8 (the “Registration Statement”), which was filed by the Company with the Securities and Exchange Commission (the “Commission”) on the date hereof under the Securities Act of 1933, as amended (the “Act”), concerning the registration of 3,500,000 of the Company’s Common Stock and related interests to be issued under the Sunoco, Inc. Long-Term Performance Enhancement Plan III (the “Plan”). Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Registration Statement. This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In connection with this opinion, I or members of my staff have examined originals or copies, certified or otherwise identified to my satisfaction, of:

(a) the relevant minutes of the corporate proceedings of the Company and the resolutions adopted by the Board of Directors of the Company in connection with the authorization of the Plan, issuance of shares of common stock under the Plan and related matters;

(b) the Registration Statement; and

(c) the Plan.

I or members of my staff have also made such examination of law and examined originals, or copies certified or otherwise authenticated to my satisfaction, of all such other corporate records, instruments, certificates of public officials and/or bodies, certificates of officers and representatives of the Company, and such other documents, and discussed with officers and representatives of the Company such questions of fact, as I have deemed necessary or appropriate as to form a basis for rendering the opinion hereinafter expressed.

In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies, the authenticity of the originals of such copies, and the information contained in any such documents, either in original form or copy, is true, complete and correct. In making my examination of documents executed by parties other than the Company, I have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and that such documents constitute valid and binding obligations of such parties. As to any facts material to the opinion expressed herein which were not independently established or verified, I have relied upon oral or written statements and representations of officers, trustees and other representatives of the Company, and others.

I am admitted to the bar in the Commonwealth of Pennsylvania, and this opinion is limited to the laws of the Commonwealth of Pennsylvania and the federal law of the United States of America to the extent specifically referred to herein. Accordingly, I express no opinion as to matters arising under the laws of any other jurisdiction.

Based on and subject to the foregoing and to the other qualifications and limitations set forth herein, I am of the opinion that:

1. The Company is a corporation duly incorporated and validly existing under the laws of the Commonwealth of Pennsylvania and has all corporate and other power and authority necessary to own its properties and to carry on the business which it is presently conducting.

2. The shareholders of the Corporation’s voting stock, present in or represented by proxy at the Company’s Annual Meeting on May 6, 2010, approved the Plan and the issuance of common stock pursuant to the Plan by a majority.

3. The shares of common stock have been duly authorized for issuance, and when:

(a) the Registration Statement has become effective;

(b) the shares of common stock have been duly listed on the New York Stock Exchange; and

(c) the shares of common stock have been issued in accordance with the Plan to the participants therein, and delivered in accordance with the Plan to the participants therein, and delivered and paid for as set forth in the Plan, then the shares of common stock will be validly issued, fully paid and non-assessable.

I hereby consent to:

A. being named as counsel for the Company in the Registration Statement and in any amendment thereto;

B. the use of this opinion in connection with the registration of the common stock of the Company and other interests to be distributed under the Plan, and the making in said Registration Statement (and in any amendments thereto) of any statements now appearing in said Registration Statement under the caption “Interests of Named Experts and Counsel” or other similar heading, only insofar as such statements are applicable to me; and

C. the filing of this opinion as an exhibit to the Registration Statement.

In giving such consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

This opinion is furnished solely for the benefit of, and reliance shall be limited to, the addressee hereof. This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. I make no undertaking to supplement this opinion letter if facts or circumstances come to my attention or if any change in law occurs after the date hereof which could affect this opinion letter.

Very truly yours,

/s/ John D. DiRocco
John J. DiRocco
Assistant General Counsel